PROSPECTUS SUPPLEMENT NO. 1                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated June 1, 2001)          Registration Statement No. 333-61528

                             GlobespanVirata, Inc.
                      (formerly known as GlobeSpan, Inc.)

                        1,156,664 Shares of Common Stock

          This prospectus supplement relates to the resale of up to 1,156,664 shares of common stock of GlobespanVirata, Inc. by some of our selling stockholders. This prospectus supplement may only be delivered or used in connection with our prospectus dated June 1, 2001. Our common stock is traded on the Nasdaq National Market under the symbol "GSPN."

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 PROSPECTUS SUPPLEMENT DATED FEBRUARY 25, 2003

          The information appearing in the following table supersedes in part the information in the table under the caption "Selling Stockholders", beginning on page 19 in our prospectus and was provided by or on behalf of the selling holders.





                                 Shares Owned Prior                              Shares Owned
                                 to this Offering (1)(2)                      After this Offering (1)(2)
                                 ----------------             Shares Being    -------------------
Name                              Amount       Percent          Offered (1)     Amount       Percent
----                              ------       -------          -------         ------       -------


Mars Selling Stockohlders         156,665         *              156,665             0          *

Vivek Bansal (3)                1,520,958         2.1%           775,998       744,960          *

Amit Gaur                         292,898         *              154,541       138,357          *

Ashok Gupta                        33,814         *               24,999         8,815          *

Ajay Sharma                         9,801         *                5,001         4,800          *

Alan Harry                         19,443         *                9,920         9,523          *

Mark Rousseau                      19,443         *                9,920         9,523          *

Felix Hernandez                    13,610         *                6,944         6,666          *

Eduardo Hernandez                   5,835         *                2,976         2,859          *

Rakesh Shah                        19,012         *                9,700         9,312          *


*   Indicates less than 1%.

(1) Information set forth in the table regarding shares owned by selling stockholders is provided to the best of our knowledge based on information available to us through our stock records.

(2) The number of shares owned does not include the shares of common stock issuable upon exercise of options to purchase our shares of common stock that were assumed by us in connection with the acquisitions of Ficon and Mars or issuable upon exercise of options granted to the Ficon and Mars selling stockholders who are continuing as employees, officers, directors, advisors or consultants subsequent to the acquisitions of Ficon and Mars.

(3)     Mr. Bansal is Vice President - Corporate Marketing of GlobespanVirata.